UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2014

FALCONSTOR SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23970	77-0216135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Huntington Quadrangle, Melville, New York		11747
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 631-777-5188

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 29, 2014, Michael P. Kelly was elected to the Company’s Board of Directors. Mr. Kelly was elected pursuant to the exclusive right of the holders of the Company’s Series A Redeemable Convertible Preferred Stock (the “Preferred Stock”), to elect up to two Directors of the Company, so long as at least 85% of the Preferred Stock is outstanding. HCP-FVA LLC is currently the sole holder of the Preferred Stock. Previously, the holders of the Preferred Stock had elected Martin Hale, Jr., as a Director of the Company. Mr. Kelly will receive the same compensation, indemnification, and other rights to which non-employee Directors are entitled.

Mr. Kelly has served as a director of Adept Technology, Inc., since April 1997 and has served as Chairman of the Board of Adept since November 2008. Since October 2005, Mr. Kelly has served as Chief Executive Officer of Kinsale Associates, Inc., a merchant bank. From July 2005 to October 2005, Mr. Kelly served as Chief Executive Officer of Cape Semiconductor Inc., a fabless semiconductor company. From 1994 to 2005, Mr. Kelly was Vice-Chairman and Senior Managing Director of Broadview International, LLC, an international merger and acquisitions advisory firm and a division of Jefferies Inc. Since September 2005, Mr. Kelly also has served as a director of Epicor Software Corporation (EPIC), a provider of enterprise business software solutions. Mr. Kelly received a B.A. in Accounting from Western Illinois University and an M.B.A. from St. Louis University. Mr. Kelly is a Certified Public Accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FALCONSTOR SOFTWARE, INC.

Date: November 4, 2014	By:	/s/ Louis J. Petrucelly
		Name:	Louis J. Petrucelly
		Title:	Executive Vice President, Chief Financial Officer and Treasurer